Exhibit 12.1



         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges

                                          Three Months Ended
                                               March 31

                                             1997     1996
                                             (In Millions)
Earnings:                                    -------------
   Earnings before income taxes and
       extraordinary item                  $ 166     $  10
   Fixed charges, from below                 235       270
   Undistributed earnings of affiliates      (25)      (20)
   Interest capitalized                      (24)      (15)
                                           -----     -----
       Earnings                            $ 352     $ 245
                                           =====     =====

Fixed charges:

   Interest expense                        $  70     $  81
   Portion of rental expense
     representative of the interest factor   165       189
                                           -----     -----
   Fixed charges                           $ 235     $ 270
                                           =====     =====

Ratio of earnings to fixed charges          1.50       (a)
                                           =====     =====


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(a) Earnings were inadequate to cover fixed charges by $25
    million in the first quarter of 1996.